UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Pinduoduo Inc.

(Name of Issuer)

Class A Ordinary Shares, par value $0.000005 per share

(Title of Class of Securities)

722304102**

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s American depositary shares, each representing four Class A Ordinary Shares.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SCC GROWTH IV HOLDCO A, LTD. (“SCCG HOLDCO IV-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 67,817,696
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 67,817,696
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,817,696
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH FUND V, L.P. (“SCCGF V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,803,744
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,803,744

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,803,7441
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%[2]
12	TYPE OF REPORTING PERSON PN

[1]	Represented by 1,450,936 American Depositary Shares.
[2]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND V, L.P. (“SCCGPF V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 317,868
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 317,868

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 317,868[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[2]
12	TYPE OF REPORTING PERSON PN

[1]	Represented by 79,467 American Depositary Shares.
[2]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH V PRINCIPALS FUND, L.P. (“SCCG V PF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 248,428
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 248,428

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 248,428[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[2]
12	TYPE OF REPORTING PERSON PN

[1]	Represented by 62,107 American Depositary Shares.
[2]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH FUND IV, L.P. (“SCCGF IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 67,817,696 shares, of which 67,817,696 shares are directly owned by SCCG HOLDCO IV-A. SCCG HOLDCO IV-A is wholly owned by SCCGF IV.
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 67,817,696 shares, of which 67,817,696 shares are directly owned by SCCG HOLDCO IV-A. SCCG HOLDCO IV-A is wholly owned by SCCGF IV.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,817,696
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON SC CHINA GROWTH V MANAGEMENT, L.P. (“SCCG V MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

6,370,040[1] shares, of which 5,803,744 shares are directly owned by SCCGF V, 317,868 shares are directly owned by SCCGPF V and 248,428 shares are directly owned by SCCG V PF. The General Partner of each of SCCGF V, SCCGPF V and SCCG V PF is SCCG V MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

6,370,040[1] shares, of which 5,803,744 shares are directly owned by SCCGF V, 317,868 shares are directly owned by SCCGPF V and 248,428 shares are directly owned by SCCG V PF. The General Partner of each of SCCGF V, SCCGPF V and SCCG V PF is SCCG V MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,370,040[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%[2]
12	TYPE OF REPORTING PERSON PN

[1]	Represented by 1,592,510 American Depositary Shares.
[2]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON SC CHINA GROWTH IV MANAGEMENT, L.P. (“SCCG IV MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 67,817,696 shares, of which 67,817,696 shares are directly owned by SCCG HOLDCO IV-A. SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of SCCGF IV is SCCG IV MGMT.
	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

67,817,696 shares, of which 67,817,696 shares are directly owned by SCCG HOLDCO IV-A. SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of SCCGF IV is SCCG IV MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,817,696
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SCC HOLD”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

74,187,736[1] shares, of which 67,817,696 shares are directly owned by SCCG HOLDCO IV-A, 5,803,744 are directly owned by SCCGF V, 317,868 shares are directly owned by SCCGPF V and 248,428 shares are directly owned by SCCG V PF. SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of each of SCCGF V, SCCGPF V and SCCG V PF is SCCG V MGMT. The General Partner of SCCGF IV is SCCG IV MGMT. SCC HOLD is the General Partner of each of SCCG V MGMT and SCCG IV MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

74,187,736[1] shares, of which 67,817,696 shares are directly owned by SCCG HOLDCO IV-A, 5,803,744 are directly owned by SCCGF V, 317,868 shares are directly owned by SCCGPF V and 248,428 shares are directly owned by SCCG V PF. SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of each of SCCGF V, SCCGPF V and SCCG V PF is SCCG V MGMT. The General Partner of SCCGF IV is SCCG IV MGMT. SCC HOLD is the General Partner of each of SCCG V MGMT and SCCG IV MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 74,187,736[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5%[2]
12	TYPE OF REPORTING PERSON OO

[1]	Represented by 1,592,510 American Depositary Shares and 67,817,696 Class A ordinary shares.
[2]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON SNP CHINA ENTERPRISES LIMITED (“SNP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

  SHARED VOTING POWER

74,187,736 shares, of which 67,817,696 shares are directly owned by SCCG HOLDCO IV-A, 5,803,744 are directly owned by SCCGF V, 317,868 shares are directly owned by SCCGPF V and 248,428 shares are directly owned by SCCG V PF. SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of each of SCCGF V, SCCGPF V and SCCG V PF is SCCG V MGMT. The General Partner of SCCGF IV is SCCG IV MGMT. SCC HOLD is the General Partner of each of SCCG V MGMT and SCCG IV MGMT. SNP wholly owns SCC HOLD.

	7	SOLE DISPOSITIVE POWER 0
8

  SHARED DISPOSITIVE POWER

74,187,736 shares, of which 67,817,696 shares are directly owned by SCCG HOLDCO IV-A, 5,803,744 are directly owned by SCCGF V, 317,868 shares are directly owned by SCCGPF V and 248,428 shares are directly owned by SCCG V PF. SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of each of SCCGF V, SCCGPF V and SCCG V PF is SCCG V MGMT. The General Partner of SCCGF IV is SCCG IV MGMT. SCC HOLD is the General Partner of each of SCCG V MGMT and SCCG IV MGMT. SNP wholly owns SCC HOLD.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 74,187,736
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5%[1]
12	TYPE OF REPORTING PERSON OO

[1]	Represented by 1,592,510 American Depositary Shares and 67,817,696 Class A ordinary shares.
[2]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON URM MANAGEMENT LIMITED (“URM MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON OO

1	NAME OF REPORTING PERSON SC GGFII HOLDCO, LTD. (“SC GGFII HOLD”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 45,048,300
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 45,048,300

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,048,300
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III - ENDURANCE PARTNERS, L.P. (“SC GGF III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 12,476,364[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 12,476,364[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,476,364[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%[2]
12	TYPE OF REPORTING PERSON PN

[1]	Represented by 3,119,091 American Depositary Shares.
[2]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III - ENDURANCE PARTNERS PRINCIPALS FUND, L.P. (“SC GGPF III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 263,724[1]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 263,724[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 263,724[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[2]
12	TYPE OF REPORTING PERSON PN

[1]	Represented by 65,931 American Depositary Shares.
[2]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND II, L.P. (“SC GGF II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 45,048,300 shares, of which 45,048,300 shares are directly owned by SC GGFII HOLD. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 45,048,300 shares, of which 45,048,300 shares are directly owned by SC GGFII HOLD. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,048,300
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, L.P. (“SC GGPF II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 45,048,300 shares, of which 45,048,300 shares are directly owned by SC GGFII HOLD. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 45,048,300 shares, of which 45,048,300 shares are directly owned by SC GGFII HOLD. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,048,300
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND III - ENDURANCE PARTNERS MANAGEMENT, L.P. (“SC GGF III MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

12,740,0881 shares, of which 12,476,364 shares are directly owned by SC GGF III and 263,724 shares are directly owned by SC GGPF III. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

12,740,0881 shares, of which 12,476,364 shares are directly owned by SC GGF III and 263,724 shares are directly owned by SC GGPF III. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,740,088[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%[2]
12	TYPE OF REPORTING PERSON PN

[1]	Represented by 3,185,022 American Depositary Shares.
[2]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON SC GLOBAL GROWTH II MANAGEMENT, L.P. (“SC GG II MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

45,048,300 shares, of which 45,048,300 shares are directly owned by SC GGFII HOLD. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

45,048,300 shares, of which 45,048,300 shares are directly owned by SC GGFII HOLD. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,048,300
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US TTGP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

57,788,388[1] shares, of which 45,048,300 shares are directly owned by SC GGFII HOLD, 12,476,364 shares are directly owned by SC GGF III and 263,724 shares are directly owned by SC GGPF III. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT. SC US TTGP is the General Partner of each of SC GG II MGMT and SC GGF III MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

57,788,388[1] shares, of which 45,048,300 shares are directly owned by SC GGFII HOLD, 12,476,364 shares are directly owned by SC GGF III and 263,724 shares are directly owned by SC GGPF III. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT. SC US TTGP is the General Partner of each of SC GG II MGMT and SC GGF III MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,788,388[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%[2]
12	TYPE OF REPORTING PERSON OO

[1]	Represented by 3,185,022 American Depositary Shares and 45,048,300 Class A ordinary shares.
[2]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON NEIL NANPENG SHEN (“NS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,693,240[1]
	6

  SHARED VOTING POWER

74,187,736[2] shares, of which 67,817,696 shares are directly owned by SCCG HOLDCO IV-A, 5,803,744 are directly owned by SCCGF V, 317,868 shares are directly owned by SCCGPF V and 248,428 shares are directly owned by SCCG V PF. SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of each of SCCGF V, SCCGPF V and SCCG V PF is SCCG V MGMT. The General Partner of SCCGF IV is SCCG IV MGMT. SCC HOLD is the General Partner of each of SCCG V MGMT and SCCG IV MGMT. SNP wholly owns SCC HOLD. NS wholly owns SNP.

	7	SOLE DISPOSITIVE POWER 4,693,240[1]
	8

  SHARED DISPOSITIVE POWER

74,187,736[2] shares, of which 67,817,696 shares are directly owned by SCCG HOLDCO IV-A, 5,803,744 are directly owned by SCCGF V, 317,868 shares are directly owned by SCCGPF V and 248,428 shares are directly owned by SCCG V PF. SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of each of SCCGF V, SCCGPF V and SCCG V PF is SCCG V MGMT. The General Partner of SCCGF IV is SCCG IV MGMT. SCC HOLD is the General Partner of each of SCCG V MGMT and SCCG IV MGMT. SNP wholly owns SCC HOLD. NS wholly owns SNP.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,880,976[3]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6%[4]
12	TYPE OF REPORTING PERSON IN

[1]	Represented by 15,468 American Depositary Shares and 4,631,368 Class A ordinary shares.
[2]	Represented by 1,592,510 American Depositary Shares and 67,817,696 Class A ordinary shares.
[3]	Represented by 1,607,978 American Depositary Shares and 72,449,064 Class A ordinary shares.
[4]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON ROELOF BOTHA (“RB”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 346,302[1]
	6

  SHARED VOTING POWER

57,788,388[2] shares, of which 45,048,300 shares are directly owned by SC GGFII HOLD, 12,476,364 shares are directly owned by SC GGF III and 263,724 shares are directly owned by SC GGPF III. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT. SC US TTGP is the General Partner of each of SC GG II MGMT and SC GGF III MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII HOLD, SC GGF III and SC GGPF III are Messrs. RB and DL.

	7	SOLE DISPOSITIVE POWER 346,302[1]
	8

  SHARED DISPOSITIVE POWER

57,788,388[2] shares, of which 45,048,300 shares are directly owned by SC GGFII HOLD, 12,476,364 shares are directly owned by SC GGF III and 263,724 shares are directly owned by SC GGPF III. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT. SC US TTGP is the General Partner of each of SC GG II MGMT and SC GGF III MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII HOLD, SC GGF III and SC GGPF III are Messrs. RB and DL.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,134,690[3]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%[4]
12	TYPE OF REPORTING PERSON IN

[1]	Represented by 23,747 American Depositary Shares and 251,314 Class A ordinary shares.
[2]	Represented by 3,185,022 American Depositary Shares and 45,048,300 Class A ordinary shares.
[3]	Represented by 3,208,769 American Depositary Shares and 45,299,614 Class A ordinary shares.
[4]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

1	NAME OF REPORTING PERSON DOUGLAS LEONE (“DL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

57,788,388[1] shares, of which 45,048,300 shares are directly owned by SC GGFII HOLD, 12,476,364 shares are directly owned by SC GGF III and 263,724 shares are directly owned by SC GGPF III. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT. SC US TTGP is the General Partner of each of SC GG II MGMT and SC GGF III MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII HOLD, SC GGF III and SC GGPF III are Messrs. RB and DL.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

57,788,388[1] shares, of which 45,048,300 shares are directly owned by SC GGFII HOLD, 12,476,364 shares are directly owned by SC GGF III and 263,724 shares are directly owned by SC GGPF III. SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT. SC US TTGP is the General Partner of each of SC GG II MGMT and SC GGF III MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII HOLD, SC GGF III and SC GGPF III are Messrs. RB and DL.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,788,388[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%[2]
12	TYPE OF REPORTING PERSON IN

[1]	Represented by 3,185,022 American Depositary Shares and 45,048,300 Class A ordinary shares.
[2]

Based on a total of 5,057,542,676 Class A ordinary shares outstanding as of December 31, 2021, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 25, 2022.

ITEM 1.

(a) Name of Issuer:

Pinduoduo Inc.

(b) Address of Issuer’s Principal Executive Offices:

28/F, No. 533 Loushanguan Road

Changning District, Shanghai 200051

People’s Republic of China

ITEM 2.

(a) Name of Persons Filing:

SCC Growth IV Holdco A, Ltd.

Sequoia Capital China Growth Fund V, L.P.

Sequoia Capital China Growth Partners Fund V, L.P.

Sequoia Capital China Growth V Principals Fund, L.P.

Sequoia Capital China Growth Fund IV, L.P.

SC China Growth V Management, L.P.

SC China Growth IV Management, L.P.

SC China Holding Limited

SNP China Enterprises Limited

URM Management Limited

SC GGFII Holdco, Ltd.

Sequoia Capital Global Growth Fund III - Endurance Partners, L.P.

Sequoia Capital Global Growth Fund III - Endurance Partners Principals Fund, L.P.

Sequoia Capital Global Growth Fund II, L.P.

Sequoia Capital Global Growth II Principals Fund, L.P.

Sequoia Capital Global Growth Fund III - Endurance Partners Management, L.P.

SC Global Growth II Management, L.P.

SC US (TTGP), Ltd.

Neil Nanpeng Shen

Roelof Botha

Douglas Leone

SCCG HOLDCO IV-A is wholly owned by SCCGF IV. The General Partner of each of SCCGF V, SCCGPF V and SCCG V PF is SCCG V MGMT. The General Partner of SCCGF IV is SCCG IV MGMT. SCC HOLD is the General Partner of each of SCCG V MGMT and SCCG IV MGMT. SNP wholly owns SCC HOLD. NS wholly owns SNP and URM MANAGEMENT

SC GGFII HOLD is wholly owned by SC GGF II and SC GGPF II. The General Partner of each of SC GGF II and SC GGPF II is SC GG II MGMT. The General Partner of each of SC GGF III and SC GGPF III is SC GGF III MGMT. SC US TTGP is the General Partner of each of SC GG II MGMT and SC GGF III MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII HOLD, SC GGF III and SC GGPF III are Messrs. RB and DL.

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SCCG HOLDCO IV-A, SCCGF V, SCCGPF V, SCCG V PF, SCCGF IV, SCCG V MGMT, SCCG IV MGMT, SCC HOLD, URM MANAGEMENT, SC GGFII HOLD, SC GGF III, SC GGPF III, SC GGF II, SC GGPF II, SC GGF III MGMT, SC GG II MGMT and SC US TTGP: Cayman Islands

SNP: British Virgin Islands

NS: Hong Kong SAR

RB, DL: USA

(d) CUSIP Number:

722304102

ITEM 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023

SCC Growth IV Holdco A, Ltd.

By:	Sequoia Capital China Growth Fund IV, L.P.
its Member

By:	SC China Growth IV Management, L.P.
its General Partner

By:	SC China Holding Limited
its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Growth Fund V, L.P.
Sequoia Capital China Growth Partners Fund V, L.P.
Sequoia Capital China Growth V Principals Fund, L.P.

By:	SC China Growth V Management, L.P.
General Partner of each

By:	SC China Holding Limited
its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized
Signatory

Sequoia Capital China Growth Fund IV, L.P.

By:	SC China Growth IV Management, L.P.
its General Partner

By:	SC China Holding Limited
its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Growth V Management, L.P.

By:	SC China Holding Limited
its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized
Signatory

SC China Growth IV Management, L.P.

By:	SC China Holding Limited
its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized
Signatory

SC China Holding Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized
Signatory

SNP China Enterprises Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized
Signatory

URM Management Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC GGFII Holdco, Ltd.

By:	Sequoia Capital Growth Fund II, L.P.
Sequoia Capital Global Growth II
Principals Fund, L.P.
its Members

By:	Sequoia Capital Global Growth II
Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Global Growth Fund III - Endurance Partners, L.P.

By:  Sequoia Capital Global Growth Fund III - Endurance Partners Management, L.P.

        its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory Signatory

Sequoia Capital Global Growth Fund III - Endurance Partners Principals Fund, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Growth Fund II, L.P.
Sequoia Capital Global Growth II Principals Fund, L.P.

By:	Sequoia Capital Global Growth II Management, L.P.
Its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Global Growth Fund III - Endurance Partners Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Sequoia Capital Global Growth II Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

SC US (TTGP), Ltd.

By:	/s/ Roelof Botha
Roelof Botha, Authorized Signatory

Neil Nanpeng Shen

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen

Douglas Leone

By:	/s/ Douglas Leone
Douglas Leone

Roelof Botha

By:	/s/ Roelof Botha
Roelof Botha